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SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - August 3, 2006

OTCBB: SMTR
NEWS RELEASE
SmarTire Appoints New Auditors

Richmond, British Columbia, Canada, August 3, 2006 -- SmarTire Systems Inc. (OTC Bulletin Board: SMTR) announced today that it has appointed BDO Dunwoody LLP as its new auditors. The company’s audit committee made the decision to change independent accountants and that decision was approved, ratified and adopted by the company’s board of directors.

SmarTire’s former auditors, KPMG LLP, resigned at the request of the company. There were no disagreements between SmarTire and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

About BDO
BDO International is a worldwide network of public accounting firms, called BDO Member Firms, serving international clients. Each BDO Member Firm is an independent legal entity in its own country.

At September 30, 2005, the 93 BDO member firms in 105 countries employed 27,828 professionals in 601 offices throughout Europe, North and Southern Africa, North America and the Caribbean, Latin America, the Middle East and the Asia Pacific region.

About SmarTire Systems Inc.
SmarTire develops and markets proprietary advanced wireless sensing and control systems worldwide under the SmartWave™ trademark. The company has developed numerous patent-protected wireless technologies and advanced tire monitoring solutions since it was founded in 1987. The company’s proprietary SmartWave platform provides a foundation for the addition of multiple wireless sensing and control applications. The initial product release on the SmartWave platform is SmartWave TPMS, which leverages on the company’s background and knowledge in tire monitoring solutions. SmarTire has offices in North America and Europe. For more information, visit http://www.smartire.com.

A comprehensive investment profile regarding SmarTire Systems Inc. may be found at http://www.hawkassociates.com/smartire/profile.php.

An investment profile, a comprehensive online investor relations kit, SEC filings and other useful investor information regarding SmarTire Systems Inc. can be found at http://www.hawkassociates.com/smartire and http://www.americanmicrocaps.com. In addition, this press release is available for investor commentary, questions, near real-time answers and monitored discussion in the SmarTire IR HUB at http://www.agoracom.com/IR/SmarTire. Alternatively, investors may contact Ken AuYeung or Frank Hawkins of Hawk Associates at (305) 451-1888, e-mail: info@hawkassociates.com, or e-mail questions to SMTR@agoracom.com.